Exhibit 24(b)(4)(b):  Unisex Endorsement (ICC15 VI-RA-4047)

Voya Insurance and Annuity Company

Unisex Endorsement

The Contract to which this Unisex Endorsement (this “Endorsement”) is attached is modified by the provisions of this Endorsement.  The Endorsement’s provisions shall control to the extent a conflict exists between this Endorsement and the Contract.  This Endorsement is effective as of the Contract Date and remains in effect until the Contract is terminated.

The Contract to which this Endorsement is attached is amended by deleting all references to “sex.”  The following table replaces the Annuity Plan B Table: Payments for Life with Period Certain or Life Only Payments (Single Annuitant) table found in the Contract Schedule of the Contract.

Annuity Plan B Table: Payments for Life with Period Certain or Life Only Payments

(Single Annuitant)

Beginning of Month Payments per $1,000

Age of Payee	Life Only	Life with 10 Year Period Certain	Life with 20 Year Period Certain
50	$2.75	$2.74	$2.70
55	3.09	3.07	3.00
60	3.53	3.50	3.34
65	4.12	4.04	3.73
70	4.93	4.76	4.11
75	6.12	5.69	4.40
80	7.96	6.79	4.54
85	10.82	7.79	4.58

Factors for ages not shown will be supplied upon request.

All other provisions of the Contract remain unchanged.

Signed:

[/s/ Jennifer M. Ogren
Jennifer M. Ogren
Secretary]

ICC15 VI-RA-4047